Exhibit 99.01

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Meg McElroy, Shareholder Relations	301.366.4960
Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM ANNOUNCES FIRST SUBJECT DOSED IN NSI-189 SAFETY TESTING TOWARD MAJOR DEPRESSIVE DISORDER TRIAL

ROCKVILLE, Maryland, March 1, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announced that the first subject was dosed yesterday in a Phase Ia trial to evaluate the safety of its drug, NSI-189, which is being developed for the treatment of major depressive disorder and other psychiatric indications. NSI-189 is the lead compound in Neuralstem’s neurogenerative small molecule drug platform. This phase of the trial is in healthy volunteers and seeks to determine the maximum tolerated single dose.

“The initiation of clinical trial with our NSI-189 anti-depression program is a Neuralstem milestone,” said Richard Garr, Neuralstem President & CEO. “This is the first-in-human administration of our new chemical entity of proprietary, oral drugs discovered and developed in-house that stimulate the production of neurons. We now have clinical trials in each of our two platforms, cell therapy and pharmaceuticals.”

“While current antidepressant therapies seek to modulate symptomatic brain chemistry, NSI-189 stimulates new neuron growth and aims to restore fundamental brain physiology,” said Karl Johe, PhD, Chief Scientific Officer and Chairman of Neuralstem’s Board of Directors. “It has the potential to directly address the pathology of the disease itself, potentially reversing the hippocampal atrophy associated with depression and other disorders.”

Major depressive disorder (MDD) (also known as recurrent depressive disorder, clinical depression, major depression, unipolar depression, or unipolar disorder) is a mood disorder characterized by an all-encompassing low mood, and by loss of interest and pleasure in activities that are normally enjoyable. MDD affects approximately 14.8 million American adults and is the leading cause of disability in the U.S. for ages 15-44, according to the National Institute of Mental Health.

About the Trial

This Phase Ia trial will test a single oral administration of NSI-189 in healthy volunteers. When the maximum tolerated single dose is determined, the trial will progress to the Ib phase, testing the safety of escalating doses of daily administration for 28 days in patients with major depressive disorder (MDD). The entire Phase I trial is expected to be approximately one year in duration.

About NS-189

NS-189 is the first in a class of compounds that Neuralstem plans to develop into orally administered drugs for MDD and other psychiatric disorders.

In mice, NSI-189 both stimulated neurogenesis of the hippocampus and increased its volume as well. Additionally, NSI-189 stimulated neurogenesis of human hippocampus-derived neural stem cells in vitro. Therefore, NSI-189 may reverse the human hippocampal atrophy seen in major depression and other disorders. This program has received significant support from both the Defense Advanced Research Projects Agency (DARPA) and the National Institutes of Health (NIH).

The Neuralstem small molecule platform results from discoveries made through Neuralstem’s ability to generate stable human neural stem cell lines suitable for screening large chemical libraries. The platform complements Neuralstem’s cell therapy platform, in which brain and spinal cord stem cells are transplanted directly into diseased areas to repair and/or replace diseased or dead cells.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in a FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system diseases, including traumatic spinal cord injury, ischemic spastic paraplegia, and Huntington's disease. The company has also submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has been approved to commence a Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression.  Additional indications could include schizophrenia, Alzheimer's disease, traumatic brain injury, posttraumatic stress syndrome, and stroke.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2009, and in its quarterly report on Form 10-Q for the period ended September 30, 2010.

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